Exhibit 99



               Eaton Reports First Quarter Net Income Per Share up
              15 Percent to $1.56 and Raises Guidance for the Year



    CLEVELAND--(BUSINESS WIRE)--April 16, 2007--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.56 for the first quarter of 2007, an increase of 15 percent over net income per share of $1.36 in the first quarter of 2006. Sales in the quarter were $3.2 billion, 5 percent above the same period in 2006 and a record for the first quarter. Net income was $234 million, also a record for the first quarter.

    Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, operating earnings per share in the first quarter of 2007 were $1.62 versus $1.40 per share in 2006, an increase of 16 percent. Operating earnings for the first quarter of 2007 were $243 million compared to $214 million in 2006.

    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We had a strong first quarter, with earnings per share well above the top end of our guidance. The 16 percent growth in operating earnings per share in the first quarter represents our twentieth quarter in a row with year-over-year operating earnings per share growth of more than 10 percent. Our strong performance in the quarter is further demonstration of our improved business diversification and geographic balance. Sales growth in the first quarter of 5 percent consisted of 1 percent from organic growth, 2 percent from acquisitions, and 2 percent from higher foreign exchange rates. Our end markets declined slightly more than 1 percent in the quarter, driven by the decline in the NAFTA heavy-duty truck market.

    "Compared to the midpoint of our operating earnings per share guidance for the quarter, we achieved an additional $.15 per share from stronger than expected performance across all segments, as well as a gain of $.07 per share from state tax settlements and a tax law change affecting certain foreign operations," said Cutler. "Our segment operating margin before acquisition integration charges was
13.3 percent in the first quarter compared to the 12.9 percent segment operating margin we recorded a year ago. Our margins are benefiting from the actions we undertook last year in our Excel 07 program.

    "We continue to anticipate a decline of 3 to 4 percent in our end markets in 2007, primarily due to the decline in the NAFTA heavy-duty truck market," said Cutler. "Overall, the weighted average of our end markets in the first quarter performed as we had expected, buoyed by stronger conditions in the markets for NAFTA heavy-duty trucks and Brazilian agricultural equipment, offset by weaker conditions in the North American markets for residential electrical equipment and hydraulics. It is worth noting that we now expect the quarterly progression of the NAFTA heavy-duty truck market to be slightly different from our expectations at the start of the year, with the stronger start to the year leading to the balance of the year being slightly weaker.

    "We anticipate net income per share for the second quarter of 2007 to be between $1.35 and $1.45. Operating earnings per share, which excludes charges to integrate our recent acquisitions, are expected to be between $1.40 and $1.50 in the second quarter of 2007. We are raising our full-year guidance for both net income per share and operating earnings per share by $.15, to $6.20 to $6.40, and $6.45 to $6.65, respectively. The increase in our full-year guidance is less than the $.22 per share by which our operating earnings per share in the first quarter exceeded the midpoint of our guidance due to our expectation that the NAFTA heavy-duty truck market over the balance of the year will be slightly weaker than our original expectations."

    Business Segment Results

    Sales for the Electrical segment were $1.1 billion, up 12 percent over 2006. Operating profits were $120 million, a new record for the first quarter. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $122 million, up 16 percent from 2006.

    "End markets for our electrical business grew 1 percent during the first quarter," said Cutler. "The U.S. nonresidential electrical market and the markets for uninterruptible power supply products registered solid growth, while the residential electrical and industrial equipment markets declined during the quarter.

    "Our bookings in the Electrical segment, adjusted for foreign exchange and acquisitions, were up 10 percent from the first quarter a year ago, continuing the buildup of momentum in our Electrical segment," said Cutler. "Our orders in the first quarter were a new quarterly bookings record for the segment.

    "We completed the acquisition of Aphel Technologies Limited in early April," said Cutler. "This acquisition expands our capabilities to provide power distribution equipment uniquely configured for power quality applications."

    Fluid Power segment sales were $1.0 billion, 7 percent above the first quarter of 2006. Fluid Power markets grew 6 percent compared to the first quarter of 2006, with global hydraulics shipments up 7 percent, the commercial and business jet aerospace market up 9 percent, defense aerospace up 5 percent, and European automotive up 2 percent.

    Operating profits in the first quarter were $117 million, a new quarterly record. Excluding acquisition integration charges of $11 million during the quarter, operating profits were $128 million, an increase of 20 percent compared to a year earlier.

    "We anticipate that growth in the U.S. hydraulics market should rebound as we go through 2007," said Cutler. "Growth in the commercial and business jet aerospace market remained strong, while defense aerospace was stronger than we had expected. Our improved mix of businesses and overall improvement in operating efficiencies within the Fluid Power segment helped drive the higher margin in the segment compared to last year.

    "We completed the acquisition of Argo-Tech in mid-March," said Cutler. "Argo-Tech adds an important component to Eaton's aerospace fuel system strategy, allowing us to provide a total fuel system solution.

    "The aerospace business signed several new business contracts during the quarter," said Cutler. "The expected lifetime revenues from the new business, based on the production schedules of the associated platforms, total approximately $275 million."

    The Truck segment posted sales of $576 million, down 5 percent compared to the first quarter of 2006. NAFTA heavy-duty truck production in the first quarter was down 23 percent compared to 2006, NAFTA medium-duty truck production was down 18 percent, European truck production was down 7 percent, Brazilian vehicle production was up 4 percent, and Brazilian agricultural equipment production was up 8 percent.

    Operating profits in the first quarter were $107 million, a decline of 9 percent from 2006.

    "First quarter production of NAFTA heavy-duty trucks was better than expected and should approximate 75,000 units, compared to 92,000 in the first quarter of 2006," said Cutler. "We continue to expect a significant falloff in production in the second quarter, to about 45,000 units. We now estimate the NAFTA heavy-duty truck market in 2007 will total between 215,000 to 220,000 units.

    The Automotive segment posted first quarter sales of $452 million, 2 percent higher than the comparable quarter of 2006. Automotive production in NAFTA declined 8 percent compared to the first quarter of 2006 while in Europe the market grew by 2 percent.

    Operating profits in the first quarter were $63 million, up 19 percent over 2006.

    "We expect that, for 2007 as a whole, the combined NAFTA and European automotive markets will decline slightly compared to 2006," said Cutler. "The impact of our Excel 07 actions can be seen in the strong recovery of margins in the business.

    "We announced in early April the acquisition of the fuel components division of Saturn Electronics & Engineering," said Cutler. "This acquisition adds important new technology to our fuel emissions and safety controls business."

    Eaton Corporation is a diversified industrial manufacturer with 2006 sales of $12.4 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 61,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.

    Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern time by clicking on the microphone on the right side of Eaton's home page. This news release can also be accessed on the home page by clicking "view article" under the news release headline.

    This news release contains forward-looking statements concerning the second quarter 2007 and full year 2007 net income per share and operating earnings per share, our worldwide markets, and business awards. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months ended March 31, 2007 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2007     2006
                                                    --------- --------


Net sales                                             $3,153   $2,991
Income before income taxes                               269      251
Income after income taxes                               $234     $206
Income from discontinued operations                                 2
                                                    --------- --------
Net income                                              $234     $208
                                                    ========= ========

Net income per Common Share assuming dilution
  Continuing operations                                $1.56    $1.35
  Discontinued operations                                         .01
                                                    --------- --------
                                                       $1.56    $1.36
                                                    ========= ========
Average number of Common Shares outstanding assuming
 dilution                                              150.0    153.1

Net income per Common Share basic
  Continuing operations                                $1.59    $1.37
  Discontinued operations                                         .01
                                                    --------- --------
                                                       $1.59    $1.38
                                                    ========= ========
Average number of Common Shares outstanding basic      147.6    150.4

Cash dividends paid per Common Share                    $.43     $.35

Reconciliation of net income to operating earnings
  Net income                                            $234     $208
  Excluding acquisition integration charges (after-
   tax)                                                    9        6
                                                    --------- --------
  Operating earnings                                    $243     $214
                                                    ========= ========

  Net income per Common Share assuming dilution        $1.56    $1.36
  Per share impact of acquisition integration
   charges (after-tax)                                   .06      .04
                                                    --------- --------
  Operating earnings per Common Share                  $1.62    $1.40
                                                    ========= ========


See accompanying notes.




Eaton Corporation
Statements of Consolidated Income

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2007     2006
                                                    --------- --------

Net sales                                             $3,153   $2,991

Cost of products sold                                  2,256    2,149
Selling & administrative expense                         508      479
Research & development expense                            83       80
Interest expense-net                                      30       28
Other expense-net                                          7        4
                                                    --------- --------
Income from continuing operations before income
 taxes                                                   269      251
Income taxes                                              35       45
                                                    --------- --------
Income from continuing operations                        234      206
Income from discontinued operations                                 2
                                                    --------- --------
Net income                                              $234     $208
                                                    ========= ========

Net income per Common Share assuming dilution
  Continuing operations                                $1.56    $1.35
  Discontinued operations                                         .01
                                                    --------- --------
                                                       $1.56    $1.36
                                                    ========= ========
Average number of Common Shares outstanding assuming
 dilution                                              150.0    153.1

Net income per Common Share basic
  Continuing operations                                $1.59    $1.37
  Discontinued operations                                         .01
                                                    --------- --------
                                                       $1.59    $1.38
                                                    ========= ========
Average number of Common Shares outstanding basic      147.6    150.4

Cash dividends paid per Common Share                    $.43     $.35


See accompanying notes.




Eaton Corporation
Business Segment Information
                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions)                                              2007     2006
                                                    --------- --------

Net sales
  Electrical                                          $1,084     $965
  Fluid Power                                          1,041      974
  Truck                                                  576      607
  Automotive                                             452      445
                                                    --------- --------
                                                      $3,153   $2,991
                                                    ========= ========
Operating profit
  Electrical                                            $120     $103
  Fluid Power                                            117      104
  Truck                                                  107      117
  Automotive                                              63       53

Corporate
  Amortization of intangible assets                      (16)     (11)
  Interest expense-net                                   (30)     (28)
  Minority interest                                       (2)      (1)
  Pension & other postretirement benefit expense         (38)     (40)
  Stock option expense                                    (7)      (6)
  Other corporate expense-net                            (45)     (40)
                                                    --------- --------
Income from continuing operations before income
 taxes                                                   269      251
Income taxes                                              35       45
                                                    --------- --------
Income from continuing operations                        234      206
Income from discontinued operations                                 2
                                                    --------- --------
Net income                                              $234     $208
                                                    ========= ========


See accompanying notes.




Eaton Corporation
Condensed Consolidated Balance Sheets

                                                   Mar. 31,   Dec. 31,
(Millions)                                           2007      2006
                                                  ----------- --------

ASSETS
Current assets
  Cash                                                  $106     $114
  Short-term investments                                 313      671
  Accounts receivable                                  2,139    1,928
  Inventories                                          1,389    1,293
  Deferred income taxes & other current assets           458      402
                                                  ----------- --------
                                                       4,405    4,408

Property, plant & equipment-net                        2,275    2,271
Goodwill                                               3,425    3,034
Other intangible assets                                1,385      969
Deferred income taxes & other assets                     750      735
                                                  ----------- --------
                                                     $12,240  $11,417
                                                  =========== ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt, primarily commercial paper           $676     $490
  Current portion of long-term debt                       61      322
  Accounts payable                                     1,060    1,050
  Accrued compensation                                   256      305
  Other current liabilities                            1,082    1,123
                                                  ----------- --------
                                                       3,135    3,290

Long-term debt                                         2,553    1,774
Pension liabilities                                      814      942
Other postretirement liabilities                         780      766
Other long-term liabilities                              680      539
Shareholders' equity                                   4,278    4,106
                                                  ----------- --------
                                                     $12,240  $11,417
                                                  =========== ========


See accompanying notes.


    Eaton Corporation

    Notes to First Quarter 2007 Earnings Release

    Dollars in millions, except for per share data (per share data assume dilution)

    Acquisitions of Businesses

    In 2007 and 2006, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:



                               Date of        Business
Acquired business             acquisition      segment   Annual sales
-------------------------- ----------------- ----------- -------------
Argo-Tech                   March 16, 2007   Fluid Power $206 for 2006
 A U.S.-based
 manufacturer of high
 performance aerospace
 engine fuel pumps and
 systems, airframe fuel
 pumps and systems, and
 ground fueling systems
 for commercial and
 military aerospace
 markets

Power Protection           February 7, 2007  Electrical   $3 for 2006
Business of Power
Products Ltd.
 A Czech distributor
 and service provider
 of Powerware and other
 uninterruptible power
 systems

Schreder-Hazemeyer         December 1, 2006  Electrical   $9 for 2006
 Eaton acquired the
 remaining 50%
 ownership of the
 Belgium manufacturer
 of low and medium
 voltage electrical
 distribution switchgear

Diesel fuel processing     October 26, 2006     Truck         NM
technology & associated
assets of Catalytica
Energy Systems Inc.
 A U.S. developer of
 emission control
 solutions for Trucks

Senyuan International       September 14,    Electrical  $47 for 2005
Holdings Limited                  2006
 A China-based
 manufacturer of vacuum
 circuit breakers and
 other electrical
 switchgear components

Ronningen-Petter           September 5, 2006 Fluid Power $30 for 2005
business unit of Dover
Resources, Inc.
 A U.S.-based
 manufacturer of
 industrial fine
 filters and components

Synflex business unit       March 31, 2006   Fluid Power $121 for 2005
of Saint-Gobain
Performance Plastics Corp.
 A U.S.-based
 manufacturer of
 thermoplastic hose and
 tubing

Marina Power & Lighting     March 24, 2006   Electrical  $11 for 2005
 A U.S. manufacturer of
 marine duty electrical
 distribution products


    On April 5, 2007, Eaton announced it had acquired Aphel Technologies Limited, a U.K.-based global supplier of high density, fault-tolerant power distribution solutions for datacenters, technical offices, laboratories and retail environments. This business had sales of $12 in 2006, and will be integrated into the Electrical segment.

    On April 5, 2007, the Company announced it had reached an agreement to purchase the fuel components division of Saturn
Electronics & Engineering, Inc. This transaction is expected to close in second quarter 2007. This business had sales of $28 in 2006, and will be integrated into the Automotive segment.

    Acquisition Integration Charges

    In 2007 and 2006, Eaton incurred charges related to the integration of acquired businesses. Charges in 2007 related to the integration of primarily the following acquisitions: In the Electrical segment, Powerware and Senyuan; and several acquisitions in Fluid Power including the acquired operations of Cobham, PerkinElmer, and Hayward. Charges in 2006 related to the integration of primarily the following acquisitions: In the Electrical segment, Powerware; several acquisitions in Fluid Power including Cobham, PerkinElmer, Hayward, and Winner; in the Truck segment, Pigozzi; and in the Automotive segment, Tractech and Morestana. A summary of these charges follows:



                               Three months ended March 31
                   ---------------------------------------------------
                   Acquisition                      Operating profit
                   integration Operating profit as before acquisition
                     charges        reported       integration charges
                   ----------- ------------------- -------------------
                   2007  2006    2007      2006      2007      2006
                   ----- ----- --------- --------- --------- ---------
Electrical           $2    $2      $120      $103      $122      $105
Fluid Power          11     3       117       104       128       107
Truck                       2       107       117       107       119
Automotive                  2        63        53        63        55
                   ----- ----- --------- --------- --------- ---------
Pretax charges      $13    $9      $407      $377      $420      $386
                   ===== ===== ========= ========= ========= =========
After-tax charges    $9    $6
Per Common Share   $.06  $.04


    The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment.

    Income Taxes

    The effective income tax rate for continuing operations for first quarter 2007 was 12.9% compared to 17.8% for first quarter 2006 and 17.0% for full year 2006, excluding the benefits resulting from the favorable resolution of income tax items in 2006. The lower rate in first quarter 2007 was due to several factors, the largest being the favorable resolution of multiple state income tax issues, as well as a change in income tax law in a foreign jurisdiction that eliminated an uncertainty in the application of tax law. Excluding the benefits of these factors, the income tax rate in first quarter 2007 would have been 16.7%.

    Effective January 1, 2007, Eaton adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109". Pursuant to FIN No. 48, Eaton identified, evaluated, and measured the amount of income tax benefits to be recognized for all of its income tax positions. The net income tax assets recognized under FIN No. 48 did not differ from the net assets recognized before adoption, and, therefore, the Company did not record an adjustment related to the adoption of FIN No. 48.

    Long-term Debt

    In March 2007, Eaton issued $250 of 5.3% notes due 2017 and $250 of 5.8% notes due 2037. The proceeds from the issuance of the notes were used to repay $263 of 6% notes due in 2007, and to repay commercial paper. In March, the Company also issued a $281 note at 5.6% to partially finance the acquisition of Argo-Tech. This note was classified as long-term debt on the Consolidated Balance Sheet at March 31st because the Company intends, and has the ability under its $1.5 billion of long-term revolving credit agreements, to refinance this note on a long-term basis.

    Common Shares

    On January 22, 2007, Eaton announced it had authorized a new 10 million Common Share repurchase program, replacing the 1.3 million shares remaining from the 10 million share repurchase authorization approved in April 2005. The shares are expected to be repurchased over time, depending on market conditions, share price, capital levels and other considerations. The number of Common Shares repurchased in the open market in 2007 and 2006, and the total cost, follow:



                           Shares repurchased             Cost
                        ------------------------- --------------------
(Shares in millions)        2007         2006       2007       2006
                        -------------- ---------- ---------- ---------

First quarter                   2.312                  $178
Second quarter                             0.895                  $63
Third quarter                              1.051                   69
Fourth quarter                             3.340                  254
                        -------------- ---------- ---------- ---------
                                2.312      5.286       $178      $386
                        ============== ========== ========== =========


    In first quarter 2007, 2.4 million stock options were exercised resulting in cash proceeds of $85.

    Financial Presentation Changes

    Certain amounts for 2006 have been reclassified to conform to the current year presentation.

    Reconciliation of Financial Measures

    This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles
(GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.



    CONTACT: Eaton Corporation
             Media Relations
             Gary Klasen, 216-523-4736
             Email: garyklasen@eaton.com
             or
             Investor Relations
             William C. Hartman, 216-523-4501